Exhibit 99.1

HEADWATERS INCORPORATED ANNOUNCES PROPOSED OFFERING OF $150 MILLION OF SENIOR SUBORDINATED NOTES

SOUTH JORDAN, UTAH, JUNE 20, 2006 — HEADWATERS INCORPORATED (NYSE: HW) announced today it intends to offer, subject to market and other conditions, $150 million of senior subordinated notes in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The notes will mature in 2016 and will bear interest at a rate to be determined.

Headwaters intends to use all of the net proceeds from the offering to repay a portion of its senior secured credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Headwaters’ ability to complete the proposed offering and other risks detailed from time to time in Headwaters’ SEC reports. Headwaters disclaims any intent or obligation to update these forward-looking statements.